Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-66905; Form S-8 No. 333-52866; Form S-8 No. 333-113390; Form S-8 No. 333-157721) pertaining to The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company of our report dated June 29, 2015, with respect to the statement of net assets available for benefits of The Voluntary Investment Pension Plan for Hourly Employees of The Timken Company included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

Akron, Ohio
June 17, 2016